Exhibit 99.3

The Boston Beer Company, Inc.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined balance sheet as of June 29, 2019 and unaudited pro forma combined statements of income for the twenty-six weeks ended June 29, 2019 and the fiscal year ended December 29, 2018 are based on the historical financial statements of Boston Beer Company Inc. (“Boston Beer”) and Off-Centered Way LLC and Subsidiaries (“Dogfish Head Brewery”), as adjusted to give effect to the following transaction (the “Transaction”):

On May 8, 2019, Boston Beer entered into definitive agreements to acquire Dogfish Head Brewery and various related operations, through the acquisition of all of the equity interests held by certain private entities in Off-Centered Way LLC, the parent holding company of the Dogfish Head Brewery operations. In accordance with these agreements, Boston Beer made a payment of $158.4 million, which was placed in escrow pending the satisfaction of certain closing conditions. The Transaction was closed on July 3, 2019, for total consideration of $336.0 million, consisting of $173.0 million in cash and 429,291 shares of restricted Class A Common Stock that had an aggregate market value as of July 3, 2019 of $163.0 million, after taking into account a post-closing cash related adjustment. The fair value of the Transaction is estimated at approximately $317.7 million.

The unaudited pro forma combined balance sheet gives effect to the Transaction as if it occurred on June 29, 2019, and the unaudited pro forma combined statements of income for the twenty-six ended June 29, 2019 and the year ended December 29, 2018 give effect to the Transaction as if it occurred on December 31, 2017, the first day of Boston Beer’s 2018 fiscal year. Boston Beer’s fiscal year is a fifty-two week or fifty-three week period ending on the last Saturday in December. June 29, 2019 is the last day of Boston Beer’s fiscal second quarter and December 29, 2018 is the last day of Boston Beer’s 2018 fiscal year. Dogfish Head Brewery has historically had a calendar year reporting period and has converted to Boston Beer’s fiscal year effective July 3, 2019.

For pro forma purposes, Boston Beer’s historic results have been presented on a fiscal year basis and have been combined with Dogfish Head Brewery’s results which have been presented on a calendar year basis. The differences between Dogfish Head Brewery’s results as presented on a calendar year basis versus the Boston Beer fiscal calendar are not deemed to be material.

Both Boston Beer’s and Dogfish Head Brewery’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The unaudited pro forma combined financial information does not purport to represent what the results of operations or financial position would actually have been had the Transaction occurred on the dates described above or to project the results of operations or financial position for any future date or period. The information does not reflect cost savings, operating synergies or revenue enhancements that may result from the Transaction or the costs to achieve any such potential cost savings, operating synergies or revenue enhancements.

The information reflects Boston Beer’s preliminary estimates of the allocation of the purchase price for Dogfish Head Brewery based upon available information and certain assumptions that Boston Beer believes are reasonable under the circumstances. The primary areas of the preliminary purchase price allocations that are not yet finalized relate to the fair value of property and equipment, intangible assets and goodwill. As indicated in Note 1 to the unaudited pro forma combined financial statements, Boston Beer made preliminary estimates of the fair values in order to prepare the unaudited pro forma combined financial statements, and the excess purchase price over the fair value of the acquired net assets has been recorded as goodwill. The valuations consist of a discounted cash flow analysis or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

Actual results may differ from the unaudited pro forma combined financial statements once Boston Beer has completed the valuations necessary to finalize the allocation of purchase price of the assets acquired and liabilities assumed. Decreases or increases in the fair value of assets acquired or liabilities assumed would result in a corresponding increase or decrease in the amount of goodwill. In addition, if the value of the tangible and intangible assets acquired is higher than the preliminary purchase price allocation, it may result in higher amortization and/or depreciation expense than is presented in these unaudited pro forma combined financial statements.

The unaudited pro forma combined financial information should be read in conjunction with:

•

Boston Beer’s historical consolidated financial statements and accompanying notes contained in Boston Beer’s Annual Report on Form 10-K for its fiscal year ended December 29, 2018, filed with the Securities and Exchange Commission (the “Commission”) on February 20, 2019;

•

Boston Beer’s historical consolidated financial statements and accompanying notes contained in Boston Beer’s Quarterly Report on Form 10-Q for its quarter ended June 29, 2019, filed with the Commission on July 25, 2019;

•	Dogfish Head Brewery’s historical financial statements and accompanying notes for the years ended, December 31, 2018 and 2017, included as Exhibit 99.1 in this amended Current Report on Form 8-K;

•	Dogfish Head Brewery’s unaudited financial statements and accompanying notes as of and for the six months ended June 30, 2019, included as Exhibit 99.2 in this amended Current Report on Form 8-K; and

•	The Agreement filed as Exhibit 2.1 to Boston Beer’s Current Report on Form 8-K filed with the Commission on May 9, 2019.

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of June 29, 2019

(in thousands, except share data)

	The Boston Beer Company, Inc.	Off-Centered Way	Merger Pro Forma Adjustments	Notes	Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$3,017	$5,758	$—		$8,775
Accounts receivable	69,420	9,060	—		78,480
Related party receivable	—	117	—		117
Inventories	80,361	7,667	2,240	a	90,268
Prepaid expenses and other current assets	16,329	848	—		17,177
Income tax receivable	9,629	—	—		9,629

Total current assets	178,756	23,450	2,240		204,446

Property, plant and equipment, net	412,064	89,161	17,721	b	518,946
Operating right-of-use assets	36,779	—	82		36,861
Merger consideration	158,402	—	(158,402)	e	—
Other assets	21,547	378	—		21,925
Intangible Assets	2,099	—	102,300	c	104,399
Goodwill	3,683	—	108,845	d	112,528

Total assets	$813,330	$112,989	$72,786		$999,105

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$74,906	$3,861	$—		$78,767
Accrued expenses and other current liabilities	73,545	4,061	2,036	g	79,642
Line of credit	37,500	2,000	12,591	e	52,091
Current operating lease liabilities	2,315	—	24		2,339

Total current liabilities	188,266	9,922	14,651		212,839

Deferred income taxes, net	55,452	—	18,437	h	73,889
Non-current operating lease liabilities	39,239	—	58		39,297
Other liabilities	7,572	—	—		7,572

Total liabilities	290,529	9,922	33,146		333,597

Stockholders’ Equity:
Members equity		103,067	(103,067)	f	—
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,655,955 issued and outstanding as of June 29, 2019	87	—	4	f	91
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 2,917,983 issued and outstanding as of June 29, 2019	29	—	—		29
Additional paid-in capital	416,602	—	144,738	f	561,340
Accumulated other comprehensive loss, net of tax	(1,155)	—	—		(1,155)
Retained earnings	107,238	—	(2,036)	g	105,202

Total stockholders’ equity	522,801	103,067	39,640		665,508

Total liabilities and stockholders’ equity	$813,330	$112,989	$72,786		$999,105

See accompanying notes to unaudited pro forma combined financial information.

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

FOR THE FIFTY-TWO WEEKS ENDED DECEMBER 29, 2018

(in thousands, except per share data)

(unaudited)

	The Boston Beer Company, Inc.	Off-Centered Way	Conforming Adjustments (i)	Subtotal	Merger Pro Forma Adjustments	Notes	Pro Forma
Revenue	$1,057,495	$110,205	$—	$1,167,700	$—		$1,167,700
Less excise taxes	61,846	—	3,854	65,700	—		65,700

Net revenue	995,649	110,205	(3,854)	1,102,000	—		1,102,000

Cost of goods sold	483,406	56,511	(823)	539,094	(1,456)	j	537,638

Gross profit	512,243	53,694	(3,031)	562,906	1,456		564,362

Operating expenses:
Advertising, promotional and selling expenses	304,853	—	24,183	329,036	219	j	329,255
General and administrative expenses	90,857	—	11,996	102,853	1,122	j, k	103,975
Impairment of assets	652	591	—	1,243	—		1,243
Selling expenses	—	13,937	(13,937)	—	—		—
Operating expenses	—	17,051	(17,051)	—	—		—
Depreciation and amortization expense	—	8,222	(8,222)	—	—		—

Total operating expenses	396,362	39,801	(3,031)	433,132	1,341		434,473

Operating income	115,881	13,893	—	129,774	115		129,889

Other income (expense), net:
Interest (expense) income, net	1,292	(602)	—	690	(1,965)	m	(1,275)
Other income (expense), net	(887)	—	—	(887)	—		(887)

Total other income (expense), net	405	(602)	—	(197)	(1,965)		(2,162)

Income before income tax provision	116,286	13,291	—	129,577	(1,850)		127,727
Income tax provision	23,623	—	—	23,623	2,929	n	26,552

Net income	$92,663	$13,291	$—	$105,954	$(4,779)		$101,175

Net income per common share - basic	$7.90	$—	$—	$—	$—		$8.40

Net income per common share - diluted	$7.82	$—	$—	$—	$—		$8.32

Weighted-average number of common shares - basic	11,622	—	—	—	429	o	12,051

Weighted-average number of common shares - diluted	11,734	—	—	—	429	o	12,163

See accompanying notes to unaudited pro forma combined financial information.

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

FOR THE TWENTY-SIX WEEKS ENDED JUNE 29, 2019

(in thousands, except per share data)

(unaudited)

	The Boston Beer Company, Inc.	Off-Centered Way	Conforming Adjustments (i)	Subtotal	Merger Pro Forma Adjustments	Notes	Pro Forma
Revenue	$606,202	$55,360	$—	$661,562	$—		$661,562
Less excise taxes	36,144	—	1,683	37,827	—		37,827

Net revenue	570,058	55,360	(1,683)	623,735	—		623,735

Cost of goods sold	286,516	28,739	(123)	315,132	(826)	j	314,306

Gross profit	283,542	26,621	(1,560)	308,603	826		309,429

Operating expenses:
Advertising, promotional and selling expenses	165,802	—	13,253	179,055	107	j	179,162
General and administrative expenses	50,122	—	6,034	56,156	(1,100)	j, l	55,056
Impairment of assets	243	31	—	274	—		274
Selling expenses	—	7,161	(7,161)	—	—		—
Operating expenses	—	9,460	(9,460)	—	—		—
Depreciation and amortization expense	—	4,226	(4,226)	—	—		—

Total operating expenses	216,167	20,878	(1,560)	235,485	(993)		234,492

Operating income	67,375	5,743	—	73,118	1,819		74,937

Other income (expense), net:
Interest (expense) income, net	610	(103)	—	507	(1,144)	m	(637)
Other income (expense), net	(55)	—	—	(55)	—		(55)

Total other income (expense), net	555	(103)	—	452	(1,144)		(692)

Income before income tax provision	67,930	5,640	—	73,570	675		74,245
Income tax provision	16,380	—	—	16,380	1,617	n	17,997

Net income	$51,550	$5,640	$—	$57,190	$(942)		$56,248

Net income per common share - basic	$4.42	$—	$—	$—	$—		$4.69

Net income per common share - diluted	$4.38	$—	$—	$—	$—		$4.65

Weighted-average number of common shares - basic	11,545	—	—	—	429	o	11,974

Weighted-average number of common shares - diluted	11,660	—	—	—	429	o	12,089

See accompanying notes to unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.	Transaction.

On May 8, 2019, Boston Beer entered into definitive agreements to acquire Dogfish Head Brewery and various related operations through the acquisition of all of the equity interests held by certain private entities in Off-Centered Way LLC, the parent holding company of the Dogfish Head Brewery operations (collectively, the “Transaction”). In accordance with these agreements, Boston Beer made a payment of $158.4 million, which was placed in escrow pending the satisfaction of certain closing conditions. The Transaction closed on July 3, 2019 (“Closing date”), for a total consideration of $336.0 million, consisting of $173.0 million in cash and 427,095 shares of restricted Class A Stock with a market value of $379.63 per share and 2,196 shares of restricted Class A stock with a market value of $398.50 per share, for an aggregate market value as of the Closing date of $163.0 million, after taking into account a post-closing cash related adjustment. The fair value of the Transaction is estimated at approximately $317.7 million. Boston Beer funded the cash portion of the Transaction price and paid related fees and expenses through cash on hand and borrowings on Boston Beer’s existing line of credit.

The following summarizes the total preliminary purchase price and funding sources (in thousands):

Cash consideration	$172,993
Nominal value of equity issued	162,999
Fair Value reduction due to liquidity	(18,256)

Estimated total purchase price	317,736

Borrowings at closing	42,500
Cash on hand	130,493

Total sources of funds	$172,993

Assets Acquired and Liabilities assumed
Cash and cash equivalents	$7,476
Accounts receivable	8,081
Inventories	9,286
Prepaid expenses and other current assets	847
Property, plant and equipment	106,964
Goodwill	108,846
Brand	98,500
Other intangible assets	3,800
Other assets	378

Total assets acquired	344,178

Accounts payable	3,861
Accrued expenses and other current liabilities	4,085
Deferred income taxes	18,437
Other liabilities	59

Total liabilities assumed	26,442

Net assets acquired	$317,736

2.	Notes to Unaudited Pro Forma Combined Balance Sheet

The pro forma adjustments included in the unaudited combined balance sheet are as follows (in thousands):

(a)	Inventory. Represents Dogfish Head Brewery inventory step-up adjustment of $2.2 million to be amortized over three months.

(b)

Property and Equipment, net. Represents net adjustments of $17.7 million to reflect the preliminary fair value of property and equipment as of June 29, 2019. Property and equipment is expected to be depreciated on a straight-line basis over estimated useful lives that will range from 3 to 20 years. The pro forma adjustment for Property and equipment consisted of the following:

Fair value of property and equipment	$106,882
Elimination of historical property and equipment, net	89,161
Pro forma property and equipment adjustment	17,721

	Fair Value of PP&E Acquired	Estimated Useful Life
Machinery and plant equipment	$70,550	15 years
Buildings and building improvements	31,468	20 years
Land	2,578	N/A
Leasehold Improvements	1,207	10 years
Office equipment and furniture	1,079	3 years

Property and equipment	$106,882

(c)

Other Intangible Assets, net. Represents the estimated fair value of the Dogfish Head Brewery brand trade name in the amount of $98.5 million and the estimated fair value of customer relationships in the amount of $3.8 million. Boston Beer has estimated the Dogfish Head Brewery brand trade name has an indefinite life. The customer relationship intangible asset is expected to be amortized on a straight-line basis over the estimated useful life of 15 years.

(d)

Goodwill. Represents the adjustment to record goodwill as a result of the Transaction. The preliminary purchase price paid was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair values as of the closing of the Transaction. The excess of the purchase price paid over the estimated fair values of the assets and liabilities assumed has been recorded as goodwill in the amount of $108.8 million.

(e)

Line of Credit. Represents adjustment in borrowings of $12.6 million required to fund total cash component of the Transaction of $173.0 million less cash merger consideration that was paid on May 8, 2019 of $158.4 million. The pro forma total borrowings of $52.1 million is greater than the actual borrowings at the closing of the Transaction of $42.5 million due to operating cash received on July 1 and July 2, 2019 that was used to fund the cash component of the Transaction which was paid July 3, 2019. On a pro forma basis Boston Beer has reflected the additional $9.6 million as additional debt and not as a reduction of cash as the pro forma cash balance of $8.8 million is deemed to be required for working capital purposes.

(f)	Equity. Represents fair value of 429,291 Class A Common shares issued in the Transaction of $144.7 million and elimination of historical equity of $103.0 million in Dogfish Head Brewery.

(g)	Transaction fees. Represents estimated transaction fees of $2.0 million consisting of primarily investment banker and legal fees that were not yet incurred as of June 29, 2019.

(h)

Taxes. Represents the establishment of a deferred tax liability in the amount of $18.4 million which is primarily related to the portion of the acquired assets identified that will not be deductible in future periods.

3.	Notes to Unaudited Pro Forma Combined Statements of Income

The unaudited pro forma combined statements of income do not include any non-recurring changes. The pro forma adjustments included in the unaudited combined statement of income are as follows (in thousands):

(i)	Conforming adjustments. Certain reclassifications have been made to the historical presentation of Dogfish Head Brewery to conform with the financial presentation of Boston Beer, as follows:

a.

Boston Beer recognizes excise taxes within net revenue, while Dogfish Head Brewery recognizes these costs in cost of goods sold. An adjustment was made to conform the presentation of excise taxes to Boston Beer’s presentation.

b.

Boston Beer recognizes freight expense within advertising, promotional and selling expenses, while Dogfish Head Brewery recognizes these costs in cost of goods sold. An adjustment was made to conform the presentation of freight expenses to Boston Beer’s presentation.

c.

Boston Beer classifies certain operating expenses as advertising, promotional and selling expenses and others as general and administrative expenses, which differs from the historical classifications of expenses by Dogfish Head Brewery. An adjustment to reclassify certain operating expenses to advertising, promotional and selling expenses and general and administrative expenses was made to conform the presentation of operating expenses to Boston Beer’s presentation.

d.

Boston Beer allocates depreciation to cost of goods sold, advertising, promotional and selling expense and general and administrative expense, while Dogfish Head Brewery reports depreciation and amortization as one line. An adjustment was made to reclassify depreciation and amortization to cost of goods sold, advertising, promotional and selling expense and general and administrative expense to conform with Boston Beer’s presentation.

(j)

Depreciation and Amortization. Reflects decreases to depreciation and amortization expense of $1.5 million and $0.8 million for the year ended December 29, 2018 and the twenty-six weeks ended June 29, 2019, respectively. Dogfish Head Brewery’s tangible and intangible assets were adjusted to fair value at the closing of the Transaction and the reduction in the pro forma expense is reflective of the change in the estimated useful lives of the brewery assets. The adjustments were calculated using the straight-line method over the estimated useful lives discussed in notes b and c in the Notes to the Unaudited Pro Forma Combined Balance Sheet.

	For the year ended	For the twenty-six weeks ended
	December 29, 2018	June 29, 2019
Elimination of historical depreciation and amortization	$(8,222)	$(4,226)
Intangible asset amortization	253	127
Property and equipment depreciation	6,509	3,254

Pro forma depreciation and amortization	$(1,460)	$(845)

(k)

Employment Retention costs. Represents retention costs of certain employees which vest over a 1-year period from the closing of the Transaction and totals $1.35 million. For pro forma purposes the related expense has been pushed back to fiscal year 2018.

(l)	Transaction fees. Represents transaction fees of $1.0 million, primarily consisting of legal fees, that were incurred as of June 29, 2019.

(m)

Interest. Represents interest on estimated debt of $42.5 million of debt at closing of the Transaction at an interest rate of approximately 3% which is consistent with Boston Beer’s current line of credit. This pro forma adjustment also eliminates historic net interest income of $690,000 and $507,000 for the fiscal year ended December 29, 2018 and the twenty-six weeks ended June 29, 2019, respectively.

(n)	Taxes. Represents taxes at a statutory rate of 25.6% on Dogfish Head Brewery Income before tax and the tax impact of adjustments i, j, k, l and m above.

(o)	Shares. Represents the impact on shares for 429,291 Class A Common shares issued in the Transaction.